EXHIBIT 4.5

EXECUTION VERSION

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NONE OF THIS WARRANT, SUCH SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

THIS WARRANT AND THE SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE RIGHTS, TERMS AND CONDITIONS SPECIFIED BELOW AND IN THE STOCKHOLDER AGREEMENTS, IN EACH CASE AS AMENDED FROM TIME TO TIME. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STOCKHOLDER AGREEMENTS. A COPY OF THE STOCKHOLDER AGREEMENTS WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

MONTROSE ENVIRONMENTAL GROUP, INC.

WARRANT

Issuance Date: October 19, 2018	Certificate No. W-

FOR VALUE RECEIVED, Montrose Environmental Group, Inc., a Delaware corporation (the “Company”), hereby grants to OCM Montrose Holdings, L.P., a Delaware limited partnership or its registered assigns (the “Registered Holder”) the right, upon the terms and subject to the conditions set forth herein, to purchase from the Company 534,240 shares of the Warrant Stock at a price per share of $0.01 (as adjusted from time to time in accordance herewith, the “Exercise Price”); provided that the Registered Holder may exercise this Warrant on a “net” basis by paying the Aggregate Exercise Price (as defined below) by delivering to the Company a portion of this Warrant with a Fair Market Value equal to such Aggregate Exercise Price as set forth in Section 1B(ii). In connection with this grant, the Registered Holder, the Company and the holders of Common Stock will enter into each of the Stockholder Agreements. Certain capitalized terms used herein are defined in Section 4 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1.    Exercise of Warrant.

1A.    Exercise Period. The Registered Holder or the Purchaser (as defined below) may exercise, in whole or in part, the purchase rights for the Warrant Stock represented by this Warrant at any time and from time to time after the Issuance Date to and including the Expiration Date (the “Exercise Period”).

1B.    Exercise Procedure.

(i)    This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a)    a completed Exercise Agreement, as described in Section 1C (the “Exercise Agreement”), duly executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)    this Warrant;

(c)    if this Warrant is not registered in the name of the Purchaser, an assignment or assignments substantially in the form set forth on Exhibit I attached hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 6;

(d)    a check or wire transfer of immediately available funds payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise (the “Aggregate Exercise Price”); and

(e)    a Joinder Agreement to each of the Stockholder Agreements in the form attached to the applicable Stockholder Agreement, in each case duly executed by the Purchaser pursuant to and in accordance with the applicable Stockholder Agreement.

(ii)    As an alternative to the exercise of this Warrant as provided in Section 1B(i), the holder of this Warrant may exercise this Warrant on a “net basis” such that in lieu of payment of the Aggregate Exercise Price, the number of shares of the Warrant Stock issuable upon exercise of this Warrant shall be reduced by a number of shares of the Warrant Stock with a Fair Market Value equal to the Aggregate Exercise Price.

(iii)    Certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. Unless this Warrant has expired or all of the rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-business day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iv)    No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant. In lieu of any fraction shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock at the Exercise Time. The “fair market value” shall be determined in good faith by the Board of Directors of the Company.

(v)    The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any stamp duty or similar tax with respect to such issuance. Each share of Warrant Stock will, upon exercise of this Warrant in accordance with the terms hereof and payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens with respect to the issuance thereof.

(vi)    The Warrant Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

(vii)    The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(viii)    The Company shall use commercially reasonable efforts to assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company). Any such governmental filings or approvals required prior to or in connection with the exercise of this Warrant shall be made or obtained at the Registered Holder’s expense.

(ix)    The Company shall give the Registered Holder at least 20 days’ advance written notice of the date on which a Sale of the Company (as defined in the Investors Rights Agreement) or an IPO would become effective (“Transaction Notice”). Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with an IPO or the Sale of the Company, the exercise of any portion of this Warrant may, at the election of the Registered Holder or Purchaser, be conditioned upon the consummation of the IPO or Sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(x)    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Warrant Stock solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Warrant Stock issuable upon the exercise of this Warrant (and any other warrants issued by the Company). All shares of Warrant Stock which are so issuable shall, when issued, be duly and validly issued. The Company shall take commercially reasonable steps to assure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of shares of the Warrant Stock required to be reserved hereunder for issuance upon exercise of this Warrant (and any other warrants issued by the Company).

(xi)    Upon request by the Registered Holder from time to time, but not more than one time per quarter, the Company shall issue to the Registered Holder a certificate setting forth the then-outstanding Common Stock or other equity interests of the Company and any securities convertible into or exchangeable for Common Stock or other equity interests of the Company.

1C.    Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth on Exhibit II attached hereto, except that if the shares of Warrant Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Warrant Stock are to be issued, and if the number of shares of Warrant Stock to be issued does not include all the shares of Warrant Stock purchasable hereunder, the Exercise Agreement shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof and shall indicate whether the Aggregate Exercise Price is to be paid in cash or on a “net basis”.

Section 2.    Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

2A.    Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Warrant Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) the Warrant Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately decreased. In addition, the number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary thereof, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

2B.    Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, spin-off, consolidation, merger, sale of all or substantially all of the Company’s assets with, into or to another Person or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or other equity interests, securities, assets or other property with respect to or in exchange for Common Stock is referred to herein as “Organic Change”; provided that (1) in the event an Organic Change that is a Sale of the Company provides for consideration in a form other than cash or (2) in connection with an Organic Change in which the Company is not the surviving Person and the Person surviving any such consolidation, merger or sale (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is not a corporation organized or existing under the laws of the jurisdiction of organization of the Company, or the laws of the United States, any state thereof or the District of Columbia, or any territory thereof (a “Specified Corporation”), in each case the Company shall structure such Organic Change in a manner so that the Registered Holder receives only cash in such Organic Change (and, in case of clause (2), upon receiving such cash, the Registered Holder shall not be adversely affected in respect of taxes as compared with the Organic Change occurring and the Registered Holder being paid in cash immediately prior to the Company becoming a Specified Corporation (if applicable)). Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that the Registered Holder of this Warrant shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock or equity interests, securities, assets or other property as would have been issued or payable in such Organic Change (as if this Warrant had been exercised immediately prior to such Organic Change) with respect to or in exchange for the shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision with respect to such holder’s rights and interests to ensure that the provisions of this Section 2 shall thereafter be applicable to this Warrant. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock or equity interests, securities, assets or other property as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The Company, its successor entity or the purchaser entity, as applicable, shall promptly issue to the Registered Holder a certificate setting forth the aggregate shares of the Common Stock or equity interests, securities, assets or other property obtainable under this Warrant following such recapitalization, reorganization, reclassification, consolidation, merger or sale.

2C.    Notices.

(i)    Upon any adjustment of the Exercise Price and/or number of shares of Warrant Stock, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)    The Company shall give written notice to the Registered Holder at least 10 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer (including with respect to any options, convertible securities or rights to purchase stock, warrants, securities or other property) to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, Sale of the Company, IPO, dissolution or liquidation.

(iii)    The Company shall give written notice to the Registered Holder at least 10 days prior to the date on which any Organic Change, Sale of the Company, IPO, dissolution or liquidation shall take place.

2D.    No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Section 2, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such reasonable action as may be necessary or appropriate to protect the Registered Holder’s rights under this Section 2 against impairment.

2E.    Restricted Actions. For so long as the Registered Holder holds any portion of this Warrant, the Company shall not, and shall cause its subsidiaries not to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would materially restrict the right of the Company or any of its subsidiaries to fulfill its obligations under this Warrant.

2F.    Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.

Section 3.    Dividends and Distributions. If the Company declares or pays a dividend or distribution upon its Common Stock, except for a dividend or distribution payable in common stock (a “Distribution”), then the Company shall pay to the Registered Holder (or any Person designated by the Registered Holder) at the time of payment thereof the Distribution which would have been paid to the Registered Holder on the Warrant Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Distribution or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Distribution are to be determined.

Section 4.    Definitions. The following terms have meanings set forth below:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means, the Company’s Common Stock, par value $0.000004, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Expiration Date” the date that is the 10th anniversary of the Issuance Date.

“Fair Market Value” of the Company will mean the amount which the Company would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value. After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of (i) an equity security will be determined by making a calculation reflecting the cash distributions which would be made to the equityholders in accordance with the Company’s certificate of incorporation in respect of such equity security if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the equityholders in accordance with the terms of the Company’s certificate of incorporation incident to the liquidation of the Company after payment to all of the Company’s creditors from such cash receipts, and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire equity securities (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such equity securities were exercised and the exercise price therefor paid, and (ii) a warrant will be determined by reference to the Fair Market Value, if any, of the equity securities issuable thereunder, reduced by the aggregate exercise price applicable thereto. In the event of a Sale of the Company, the Fair Market Value of an equity security shall be equal to the price paid for such equity security in such Sale of the Company, to the extent applicable. “Fair Market Value” shall be determined in good faith by the Board of Directors of the Company.

“Investors Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement, dated on or around the date hereof, by and among the Company and the stockholders and warrantholders party thereto.

“IPO” means an initial sale of Common Stock of the Company or any subsidiary of the Company (or, in each case, any successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Commission.

“Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar or successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Stockholder Agreements” means the Investors Rights Agreement, that certain Second Amended and Restated Voting and Drag Along Agreement, dated on or around the date hereof, by and among the Company and the stockholders and warrantholders party thereto and that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated on or around the date hereof, by and among the Company and the stockholders and warrantholders party thereto (the “ROFR and Co-Sale Agreement”).

“Warrant Stock” means shares of the Common Stock; provided that if there is a change such that the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term

“Warrant Stock” shall mean one share of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

Section 5.    No Rights as a Stockholder; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Stock by exercise of this Warrant, and no enumeration herein of the rights or privileges of the Registered Holder shall (i) cause the Registered Holder to be or have any rights of a stockholder of the Company for any purpose or (ii) give rise to any liability of such holder for the Exercise Price of Warrant Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 6.    Transfers.

6A.    Unregistered Securities. Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, offer for sale, pledge, hypothecate, distribute, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in violation of any of the Stockholder Agreements. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant pursuant to Section 1B shall bear a legend substantially to the foregoing effect.

6B.    Restrictions on Transfer. This Warrant and any securities acquired upon exercise of this Warrant may not be transferred or assigned in whole or in part except in accordance with the terms and conditions set forth in the Stockholder Agreements, including the Permitted Transfers (as defined in the ROFR and Co-Sale Agreement) of the Registered Holder.

Section 7.    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the rights hereunder, and each new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Issuance Date” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are included in the definition of this “Warrant” hereunder.

Section 8.    Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9.    Notices. Except as expressly set forth to the contrary in this Warrant, all notices, requests or consents provided for or permitted to be given under this Warrant must be in writing and shall be deemed delivered (a) one business day after depositing such writing with a reputable overnight courier for next day delivery, (b) three business days after depositing such writing in the United States mail, postage paid, and registered or certified with return receipt requested or (c) upon delivering such writing to the recipient in person, by courier or by facsimile or electronic transmission (if the facsimile or electronic mail is sent during normal business hours of the recipient; but if not, then such notice shall be deemed given on the next business day). All notices, requests and consents to be sent to the Registered Holder must be sent to or made at c/o Oaktree Capital Management, L.P., 333 S. Grand Ave., 28th Fl., Los Angeles, CA 90071, Attention: Emily Stephens and Brook Hinchman, Facsimile: *** and ***, Email: *** and ***, or such other address as the Registered Holder may specify by notice to the Company. Any notice, request or consent to the Company must be sent to or made at Montrose Environmental Group, Inc., 1 Park Plaza, Suite 1000, Irvine, CA, 92614, Attention: Nasym Afsari, Facsimile: ***, Email: ***.

Section 10.    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

Section 11.    Amendment and Waiver. The provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only with, in each case, the prior written consent of the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock obtainable upon exercise of the Warrants.

Section 12.    Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, the parties have executed this Warrant as of the Issuance Date hereof.

MONTROSE ENVIRONMENTAL GROUP, INC.

By:	/s/ Vijay Manthripragada
Name:	Vijay Manthripragada
Title:	Chief Executive Officer

[SIGNATURE PAGE TO WARRANT]

Accepted and Agreed:

OCM Montrose Holdings, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Bob O’Leary
Name:	Bob O’Leary
Title:	Authorized Signatory

By:	/s/ Brook Hinchman
Name:	Brook Hinchman
Title:	Authorized Signatory

[SIGNATURE PAGE TO WARRANT]

EXHIBIT I

ASSIGNMENT

FOR VALUE RECEIVED,                                                               the undersigned hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-                ) with respect to the number of shares of the common stock of Montrose Environmental Group, Inc. covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Each assignee listed above hereby acknowledges and agrees to be bound by all terms and conditions of the attached Warrant as if such assignee were signatory to this Warrant.

[NAME OF HOLDER]

By:

Name:
Title:

Agreed and acknowledged by:

[NAME OF ASSIGNEE]

By:

Name:
Title:

Date:

EXHIBIT II

EXERCISE AGREEMENT

To: Montrose Environmental Group, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-            ), hereby agrees to subscribe for the purchase of                  shares of the common stock of Montrose Environmental Group, Inc., a Delaware corporation, covered by such Warrant [and makes payment herewith in full therefor at the price per unit provided by such Warrant] [and elects to effect such exercise on a “net basis”].

[NAME OF HOLDER]

By:

Name:
Title:

Address: